Exhibit 99.(a)(2)

THE THAI CAPITAL FUND, INC.

ARTICLES OF AMENDMENT

The Thai Capital Fund, Inc., a Maryland corporation, having its principal office c/o the Corporation Trust Company Incorporated, 32 South Street, Baltimore, Maryland 21202 hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended so that Article X will now read as follows:

ARTICLE X

CERTAIN TRANSACTIONS

Notwithstanding any other provision of these Articles of Incorporation, the affirmative vote of the holders of at least 75% of the outstanding shares of each class of stock of the Corporation then entitled to be voted on the matter shall be required to approve, adopt or authorize any of the following actions, unless any of such actions shall have been previously approved, adopted or authorized by 75% of the directors then in office, in which case the affirmative vote of the holders of 66 2/3% of the outstanding shares of the Corporation or such higher percentage as may be specified in the Investment Company Act of 1940 shall be required:

(i)            a merger or consolidation of the Corporation with or into another corporation or a share exchange transaction in which the Corporation is not the successor corporation;

(ii)           a sale, lease, exchange or other disposition to or with any entity or person of all or any substantial part of the assets of the Corporation (except assets having an aggregate fair market value of less than $1,000,000.00 or such sale, lease or exchange in the context of the ordinary course of the Corporation’s investment activities);

(iii)          issuance or transfer of any securities of the Corporation to any person or entity for cash, securities or other property (or combination thereof) having an aggregate fair market value of $1,000,000.00 or more, excluding sales of securities in connection with a public offering and securities issued pursuant to a dividend reinvestment plan adopted by the Corporation or upon the exercise of any stock subscription rights distributed by the Corporation;

(iv)          a liquidation or dissolution of the Corporation; or

(v)           the conversion of the Corporation from closed-end to open-end status under the Investment Company Act of 1940, as amended.

SECOND:               The amendment does not increase the authorized stock of the Corporation.

THIRD: The foregoing amendment to the Charter of the Corporation has been approved by a majority of the entire Board of Directors of the Corporation and no stock entitled to be voted on the matter is outstanding or subscribed for as of the date hereof.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on April   , 1990.

WITNESS:	THE THAI CAPITAL FUND, INC.

/s/ Alan Rosenblum	/s/ James E. Nickelson
Alan Rosenblum	James E. Nickelson
Secretary	President

THE UNDERSIGNED, the President of The Thai Capital Fund, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ James E. Nickelson
James E. Nickelson
President